Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Emerging Markets Local Debt Fund:

We consent to the use of our report dated July 15, 2014 with respect to the financial statements and financial highlights of Oppenheimer Emerging Markets Local Debt Fund, formerly Oppenheimer Emerging Markets Debt Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP

   KPMG LLP

Denver, Colorado
September 24, 2014